Exhibit 10.1
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS SEPARATION AGREEMENT & RELEASE HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***], PURSUANT TO REGULATION S-K ITEM 601(B) OF THE SECURITIES ACT OF 1933, AS AMENDED. SUCH CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
Notification Date: August 18, 2023
Notice to Employee: This is a legal document. You are advised to consult with an attorney prior to signing this Agreement.
SEPARATION AGREEMENT & RELEASE
    This is an Agreement between GE Precision Healthcare, LLC (the “Company”) and Helmut Zodl, SSO: [***] (the “Employee”). The Company, doing business as GE HealthCare, will provide benefits described herein under the terms of the benefit plans it sponsors and/or in which it participates.
1.Separation Date and Consideration/Other Payments.

a.Separation Date. The Employee’s employment with the Company will end on the earlier of the date he starts alternative full-time employment or August 31, 2023 (the “Separation Date”). Until the Separation Date, the Company will pay the Employee his regular salary and benefits and the Employee will continue to perform the duties of the role of Global Vice President, Special Projects and TSA Separation.

b.    Severance Pay. Pursuant to the terms of the GE HealthCare US Severance and Change in Control Plan for CEO and Leadership Team (the “Severance Plan”), the Employee shall be eligible for a lump sum equal to 12 months of base salary and bonus target, so long as the Employee remains a Vice President reporting directly to the Company’s Chief Executive Officer until his Separation Date. This lump sum of One Million Five Hundred and 00/100 Dollars ($1,500,000.00), shall be paid, less required withholdings and deductions, within 60 days of the Employee’s Separation Date, and shall remain subject to the terms of the Severance Plan. The Employee agrees that this severance payment shall be sufficient consideration for this Agreement.

c.    Paid Time Off. The Employee understands and agrees that he does not have any accrued paid time off and will not receive any payment for unused or accrued paid time off of any kind.

d.    Health Benefits. Following the Separation Date, the Employee can elect COBRA health care continuation coverage for medical, dental, vision, and, if applicable, health flexible spending account benefits in accordance with reasonable procedures determined by the plan administrator of the GE Health Choice for Employees Plan and the GE Life, Disability and Medical Plan. If the Employee elects COBRA coverage, his cost for medical, dental, and vision COBRA coverage during the first twelve (12) months after the Separation Date will be the same amount as if he had remained actively employed (i.e., will be subsidized by the Company)(the “Active Rate”). Due to Internal Revenue Service rules, the Employee may be required to pay his contribution towards COBRA on an after-tax basis and may be taxed on the portion subsidized by the Company. (The Employee will be responsible for any taxes due and owing as a result of such continued premium payments.) Following the first twelve (12) months, the Employee will be solely responsible for the full cost of COBRA coverage. The Employee must pay the applicable cost for COBRA coverage directly to the COBRA Administrator following the Separation Date.
Except as otherwise provided in this “Health Benefits” paragraph, the Company’s regular COBRA rules and procedures will apply.
To the extent required under section 409A of the Internal Revenue Code (the “Code”), such premium payments and/or premium bonuses will be delayed until six months following the Employee’s separation from service.

e.    Life Insurance. Pursuant to the terms of the GE Life Insurance Plan (“Basic Life Plan”), for a period of twelve (12) months from the Separation Date (or shorter if the Employee fails to maintain Continuous Service), the Company will continue premium payments on behalf of the Employee under Basic Life, provided that the Employee was enrolled in Basic Life immediately prior to the Separation Date. (The Employee will be responsible for any taxes due and owing as a result of such continued premium payments.) At the conclusion of the twelve (12) month period (or shorter period if the Employee fails to maintain Continuous Service) referenced above, the Company will discontinue such premium payments, and the Employee may choose to convert Basic Life to an individual plan at his/her own cost and expense, subject to the terms and conditions of such Basic Life Plan and policy. The Employee must call the GE Benefits Center at 1-800-252-5259 to request a conversion form, and must complete and send the form to the insurance company within 31 days of the Separation Date.

To the extent required under section 409A of the Code, such premium payments and/or premium bonuses will be delayed until six months following the Employee’s separation from service.

f.    One GE HealthCare Annual Bonus Plan. Pursuant to the terms of the One GE HealthCare Annual Bonus Plan (the “Bonus Plan”) and the policies and procedures thereunder, the Employee shall be eligible for a bonus, if any, based on Company performance as well as individual performance at no less than 100%, for the 2023 plan year which is prorated based on the Employee’s period of employment during such plan year and is paid in accordance with the terms of the Bonus Plan. The Company will make this bonus payment to Employee by direct deposit no later than March 31, 2024.

g.     Stock Options. The treatment of any stock options granted to the Employee shall be determined by the terms of the applicable award agreement.

h.    Restricted Stock Units (RSUs). The treatment of any RSUs granted to the Employee shall be determined by the terms of the applicable award agreement.

i.Performance Stock Units (PSUs). The treatment of any PSUs granted to the Employee shall be determined by the terms of the applicable award agreement.

j.Outplacement Assistance. Pursuant to the terms of the Severance Plan, the Employee will be eligible for outplacement services for 12 months following the Employee’s Separation Date, so long as the Employee enrolls in such services within 30 days of his or her Separation Date. Employee agrees that such services shall cease once the Employee secures alternative employment.

k.    Financial Planner. The Employee may continue to avail himself of the services of a financial planner until the Separation Date and the Company agrees to reimburse him, within 30 days of receipt of invoices for such amounts, for up to $15,000 in fees incurred prior to the Separation Date.

l.    Physical Health Examination. The Company agrees to reimburse Employee up to $3,100 annually for physical health examinations prior to the Separation Date.

m.    Executive Retirement Benefit. The Company agrees that Employee may continue to participate in GE’s Executive Retirement Benefit until the Separation Date.

2.Employee Acknowledgments and Representations. The Employee acknowledges, represents and agrees:

a.Receipt of Wages and Benefits. Except as stated above, the Employee agrees that he has received all wages and compensation, including but not limited to overtime compensation, due to him. He is not entitled to any other payments of any kind, including to the payments and benefits he is receiving under this Agreement, except as a result of his/her agreement to the terms herein. The Employee agrees that those payments and benefits are sufficient consideration for this Agreement.

b.Taxes & Withholdings. All payments and benefits received under this Agreement are subject to applicable taxes and withholdings.

c.Time to Review & Revoke. The Employee has 21 days to consider this Agreement, and his/her waiver of rights under the Age Discrimination in Employment Act, as amended, before signing it, and can revoke this Agreement within 7 days after signing it by sending written notice of that revocation to his/her HRM (the day following this revocation period is the “Effective Date” of this Agreement). The Employee also agrees that he has had the opportunity to consult with an attorney of his/her choice before signing it.

d.Disclosure of Past and Present Claims. The Employee is not aware of (or has already disclosed to the Company) any conduct by the Company or any of the Releasees that he has any reason to believe violates or may violate any domestic or foreign law or regulation or Company policy, or involves or may involve false claims to the United States.

e.Alternative Dispute Resolution. The Employee agrees that his/her agreement to Solutions or any applicable prior internal Company alternative dispute resolution process (for purposes of this Agreement collectively called “Company ADR”) remains in effect. The Employee further agrees to submit to the Company ADR any claims not released by this Agreement and covered by the Company ADR, or any claims that arise after the date the Employee signs this Agreement, to the maximum extent permitted by law, including but not limited to, disputes about the Agreement itself. The Employee understands he is giving up the right to a jury trial for such claims and that all such claims submitted to final and binding arbitration pursuant to the Company ADR will be decided solely by an arbitrator. Employee may ask his/her Company HRM for another copy of the Company ADR process.

f.Company’s Reliance on Employee Representations. The Employee understands that the Company is relying on the Employee’s representations and obligations contained in this Agreement, including but not limited to his/her Release of Claims.

g.No Claims of Sexual Harassment/Abuse. The Employee acknowledges that he has not made any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse.

3.Confidentiality of Agreement. Unless compelled by law to do so, the Employee has not, and will not, disclose the fact of, terms and conditions of, or amounts in this Agreement to anyone other than his spouse, or domestic/civil union partner, legal, financial and tax advisor, or U.S. governmental officials who seek such information as part of their official duties. If a third party requests or demands that the Employee disclose or produce this Agreement or any terms or conditions in it, the Employee will not take any action related to such request or subpoena without first notifying the Company and giving it a reasonable opportunity to respond.

4.Release of Claims. In return for the consideration provided by this Agreement, the Employee, his/her heirs, assigns, and agents waive and release all waivable claims of any kind (whether known or unknown, and including those under the Age Discrimination in Employment Act (ADEA, as amended)) that the Employee may have against Releasees (defined below), which arise from or relate to his/her employment and/or the termination of his/her employment with the Company or its affiliates. The released/waived claims include, but are not limited to, any and all claims that Releasees discriminated, harassed or retaliated against the Employee on the basis of race, color, religion, national origin, sex (including pregnancy), sexual orientation, gender identity/expression, age, disability, veteran status or other characteristic or activity protected by law, violated any Company policies, procedures, covenants or express or implied contracts of any kind, violated any public policy, statutory or common law (including tort), or are in any way obligated to pay him wages, penalties, damages, expenses, costs or attorneys’ fees in relation to an alleged violation of any waivable local, state or federal law.

Releasees include the Company, its predecessors, successors and assigns, their current and former direct and indirect parents, affiliates, subsidiaries, divisions, and related business entities, and their current and former officers, directors, shareholders, employees, agents, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs). This Release does not waive: (a) any rights or claims that may arise after the date the Employee executes this Agreement; (b) any rights that cannot be lawfully released; (c) the Employee’s right to a defense and indemnity for any claims brought against him personally arising out of his employment with the Company, pursuant to all applicable insurance policies maintained by the Company and/or pursuant to the Company’s organizational documents; and (d) the Employee’s right to enforce this Agreement.

This Release does not modify or affect any vested benefits to which the Employee may be entitled under the terms of the GE HealthCare Retirement Savings Plan.

5.Providing Information to Government Agencies and Other Protected Activity. Nothing in this Agreement prevents or restricts the Employee from filing a claim or charge with, reporting conduct to, providing truthful information to, or participating in an investigation or proceeding of a governmental agency, including any local, state or federal fair employment practices agency (such as the Equal Employment Opportunity Commission), law enforcement authority, the Securities and Exchange Commission, the Department of Labor, the Department of Justice, Financial Industry Regulatory Authority, or any other government agency. However, by signing this Agreement, the Employee is waiving his rights to monetary, injunctive or other personal relief that may result from that process to the maximum extent permitted by law, provided however that this waiver shall not apply to participation in any investigation or proceeding conducted by the U.S. Securities and Exchange Commission or other agency that lawfully precludes such a waiver.

The Employee understands that this Agreement does not prohibit him from discussing his compensation with others. Nothing in this Agreement prevents or restricts the Employee from speaking with an attorney retained by the Employee or from filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which the Employee may be entitled.

6.Employee Availability. The Employee agrees to make himself available at mutually convenient times and locations to the Company or its affiliates to respond to requests for information related to his employment with the Company. The Employee will fully cooperate with the Company or its affiliates in connection with existing or future litigation or investigations brought by or against the Company or any Releasees, whether administrative, civil or criminal in nature. The Company will reimburse the Employee for reasonable out-of-pocket expenses he incurs as a result of such cooperation.

7.Non-Disparagement. The Employee agrees, subject to any obligations he may have under applicable law, that he will not make or cause to be made any statements or take any actions that disparage or in any way damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees. The Employee understands that nothing in this paragraph prevents him from disclosing statements, of any nature, regarding possible violations of law or regulation to government agencies or authorities.

8.Future Employment. The Company and its affiliates are not obligated to offer employment to the Employee (or to accept services or the performance of work from the Employee directly or indirectly) now or in the future. The Employee agrees never to knowingly seek employment with the Company or any of its subsidiaries or affiliated companies. However, if the Employee is employed by an entity which merges with or is acquired by the Company, the Employee shall not be required to resign his employment.

9.Return of Company Property. The Employee agrees that he has, or will have, as of the Separation Date, returned to the Company all Company property or equipment in his possession, including but not limited to: any documents (whether in electronic or hard copy), computer, computer related hardware, external data storage or other memory device, phone, tablet, printer, scanner, credit card, keys, and security badge assigned to him. The Employee agrees that as of the Separation Date he will have submitted the appropriate T&L expense reports for any expenses on his corporate credit card.

10.Confidential Information. The Employee acknowledges and agrees that the Employee Innovation and Proprietary Information Agreement (“EIPIA”) he signed will remain in full force and effect. The Employee understands that nothing herein prevents the Employee from disclosing a trade secret or other confidential and proprietary information of the Company or its affiliates (“Confidential Information”) when reporting, in confidence, potential violations of law or regulation to U.S. government authorities, including but not limited to the Department of Justice and the Securities and Exchange Commission, or to a U.S. court. However, any and all Covered Claims (as defined in the Company ADR procedure) are subject to, and must be brought consistent with, the terms of the Company ADR procedure (see paragraph 2.e.). The Employee represents that he has not and will not copy, transfer or take any GE HealthCare Confidential Information to any external storage device, external personal email or disclose in any other manner without written approval by his Manager or Company HRM. GE HealthCare Confidential Information includes but is not limited to documents and data containing work product that the Employee or others prepared for the Company or its affiliates during his employment. Confidential Information does not include materials of a solely personal or social nature or documents that relate to Company-provided compensation or benefits received by the Employee or his dependents. If the Employee has any questions regarding what he can/cannot copy, transfer or take, he will raise those questions to his Manager or Company HRM prior to signing this Agreement. If the Employee has previously copied, transferred or taken Confidential Information, he will

tell the Company, permit the Company to retrieve such information in a forensically sound     manner, and allow and/or assist the Company, or its designee, to permanently delete the data from his personal computer or other storage.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
11.Non-Solicitation. The Employee agrees that up until the Separation Date and continuing for one year following that date, he will not, without prior written approval from the Senior Human Resources Manager of his/her Company business segment: (a) whether on his own behalf or in conjunction with any other person or third party, directly or indirectly solicit or encourage any person who is a Lead Professional Band or higher employee of the Company or its affiliates (hereinafter “Restricted Person”) to terminate his employment relationship with, or accept any other employment outside of, the Company and its affiliates; (b) directly hire, or recommend or cause to be hired by an entity for which the Employee works, or with which the Employee is otherwise associated or owns more than a 1% ownership interest, any person who is, or was within one year before or after the Separation Date, a Restricted Person; or (c) provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, skill sets or qualifications, etc., to any external person in connection with employment outside the Company and its affiliates, including, but not limited to, recruiters and prospective employers. The above restrictions do not apply once a Restricted Person has been formally notified of his or her impending layoff from the Company or any of its Affiliates.

12.Non-Competition. The Employee agrees that the existing Non-Competition agreement to which he is a party shall continue in full force and effect.

13.Breach by Employee. The Company’s obligations to the Employee after the Effective Date are contingent on the Employee fulfilling his obligations under this Agreement. Employee acknowledges and agrees that any breach by him of the obligations under this Agreement inevitably would cause substantial and irreparable damage to the Company and/or other Releasees for which money damages may not be an adequate remedy.  Accordingly, the Employee acknowledges and agrees that the Company will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. If the Company proves a breach in court or arbitration, the Employee shall indemnify and hold the Company harmless from any loss, claim or damages, including without limitation all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Agreement as well as repay all compensation and benefits paid as consideration under the terms of this Agreement, except to the extent that such reimbursement is prohibited by law or would result in the invalidation of the release above. The remedy under this paragraph is not exclusive and shall not limit any right of the Company under applicable law including (but not limited to) a remedy under Section 10D of the Securities Exchange Act of 1934, as amended, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which shares of the Company may be traded, and/or any Company policy adopted with respect to compensation recoupment.

In addition to the other terms of this Agreement, an Employee will be in breach of this Agreement if he is found by a court of competent jurisdiction or an arbitrator to have engaged in conduct that: i) occurred after the Separation Date that results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company or any Releasee or; ii) occurred prior to the Separation Date and would give rise to a termination for Cause (as defined below), regardless of whether such conduct is discovered before or after the Separation Date.

A termination for “Cause” means the Employee’s:
(1)    breach of the EIPIA or any other confidentiality, non-solicitation, or valid non-competition agreement with the Company or its affiliate or breach of a material term of any other agreement between the Employee and the Company or its affiliate;
(2)    engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or any Releasee;
(3)    commission of an act of dishonesty, fraud, embezzlement or theft;
(4)    conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or
(5)    failure to comply with the Company’s or its affiliate’s policies and procedures, including but not limited to The Spirit and Letter.

14.Severability of Provisions. If a court or arbitrator holds that any provision in this Agreement (except the Release of Claims provisions) is legally invalid or unenforceable, and cannot be modified to be enforceable, the affected provision will be stricken from the Agreement and the remaining terms of the Agreement and its enforceability shall remain unaffected. In the event the Release of Claims provisions are found to be invalid or unenforceable in whole or in part, the Company shall have the option, in its sole discretion, to cancel the entire Agreement. If the Company decides to cancel the entire Agreement, the Agreement shall be null and void and none of the Consideration shall be owing or paid, and Employee shall repay to the Company the total gross amount of any Consideration already paid, except to the extent that such reimbursement is prohibited by law.

15.Compliance with Section 409A of the Internal Revenue Code. This Agreement shall be construed and administered consistently with the intent that payments under the Agreement be exempt from the requirements of Section 409A of the Code to the extent possible (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4), the “two-year, two-time” rule described in Treas. Reg. § 1.409A-1(b)(9) and/or another exemption), and to comply with the requirements of Section 409A (to avoid taxes and penalties thereunder) to the extent that Section 409A applies. Accordingly, the Company will modify this Agreement to the extent necessary to avoid the imposition of any such additional taxes, penalties or interest. In the unlikely event that this need arises, the Company will take reasonable efforts to provide advance notice to the Employee. All payments under this Agreement will be delayed to the extent necessary to comply with the rules in Section 409A(a)(2)(B)(i) (generally requiring a delay of six months after separation from service for certain payments made to top-50 officers determined in accordance with Company rules). For purposes of Section 409A, each installment in any series of payments shall be treated as a separate payment.

16.Benefits Plans. The Company reserves the right to terminate, amend, suspend, replace or modify any of its benefit plans and compensation programs at any time and for any reason, and the Employee will be subject to any such termination, amendment, suspension, replacement, or modification. If a plan or program is terminated, the Employee will not receive any further benefits under that plan/program, other than payment for benefits for services or coverages incurred before it was terminated. This paragraph shall not alter any vested benefits to which the Employee may be entitled under the terms of the GE HealthCare Pension Plan and/or GE HealthCare Retirement Savings Plan. In addition, to the extent any of the provisions in this Agreement conflict with the terms and conditions of any Company plan document, award agreement or grant agreement the provisions in those documents (and not this Agreement) shall be controlling.

17.Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties. The parties agree they have not relied on any oral statements that are not included in this Agreement. This Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement, other than as described in this Agreement. Any modifications to this Agreement must be in writing, must reference this Agreement, and must be signed by the Employee and an authorized employee or agent of the Company.

18.Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Delaware without regard to choice of law principles.

19.Unemployment Compensation. Nothing in this Agreement is intended to affect Employee’s ability to seek Unemployment Insurance (UI). The Company will provide accurate information in response to requests related to the Employee’s application for UI benefits regarding the terms of his/her separation from the Company.

20.Format. The Employee and the Company agree that a facsimile (“fax”), photographic, or electronic copy of this Agreement shall be as valid as the original.

I acknowledge that I understand the above agreement includes the release of all claims. I understand that I am waiving unknown claims and I am doing so voluntarily and intentionally.

HELMUT ZODL                    GE PRECISION HEALTHCARE, LLC
By: /s/ Helmut Zodl ___     By: _/s/ George Newcomb_________

Date: 8/19/2023_ __     Date:_8/22/2023__________________

SSO: [***]__________________________        SSO: [***]________________________
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